FREE WRITING PROSPECTUS Dated May 30, 2013	Filed Pursuant to Rule 433 Registration Numbers: 333-181915 333-181915-01 333-181915-03

$986mm ALLYL 2013-SN1 (Ally Bank Lease)

Jt-Leads: Citi (struc), CS, RBC

Co-Mgrs: Lloyds, BNS, Sandler O’Neill, CA, Natixis

CL	$SIZE mm	WAL*	M/F	E.FINAL	L.FINAL	BMK	Level bp	Yield %	CPN %	Price
A-1	194.000	0.33	P-1/F1+	01/14	06/20/14	Yld		0.240	0.24000	100.000000
A-2	295.000	0.99	Aaa/AAA	09/14	05/20/15	EDSF+	19	0.530	0.52	99.990680
A-3	395.000	1.72	Aaa/AAA	08/15	05/20/16	EDSF+	30	0.724	0.72	99.995020
A-4	102.036	2.35	Aaa/AAA	11/15	05/22/17	ISWAPS+	38	0.911	0.90	99.978450

*	WAL to maturity

TICKER:	ALLYL 2013-SN1
REGISTRATION:	SEC Registered
EXPECTED RATINGS:	M/F
SETTLE:	June 5th, 2013
FIRST PAY:	June 20th, 2013
PXG SPEED:	75% PPC (to maturity)
MIN DENOMS:	$1k x $1
ERISA ELIGIBLE:	Yes
B&D:	Citi
CUSIPS:	A-1 02006K AA3
A-2 02006K AB1
A-3 02006K AC9
A-4 02006K AD7

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-877-858-5407.